                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)*
                                   -----------

                        Chandler Insurance Company, Ltd.
    -------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    159057108
                  ---------------------------------------------
                                 (CUSIP Number)


 David McLane, 1601 Elm Street, Suite 3000, Dallas, Texas 75201, (214) 999-3000
 -------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 1, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.240.13d-1(e), ss.240.13d-1(f) OR ss.240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 2 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bobby H. Etchison & Willavae L. Etchison JT/WROS
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       66,000
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       66,000
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         66,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.0%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 3 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn S. Harris
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       52,600
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       52,600
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         52,600
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.6%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 4 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn S. Harris Trust
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       23,600
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       23,600
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         23,600
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 5 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Shirley J. Spruill McSwain
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       13,000
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       13,000
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 6 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         K. R. Price
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       -0-
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       -0-
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 7 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Randy Price
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       144,700
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       144,700
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         144,700
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.4%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 8 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brenda Schroeder
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       520
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       520
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         520
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                          PAGE 9 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brenda Watson
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       45,539
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       45,539
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         45,539
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.4%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 10 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bill Hugueley
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       1,238
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,238
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,238
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 11 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ernest and Jan Pierce
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       71,941
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       71,941
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         71,941
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.2%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 12 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James A. Merrill
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       299
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       299
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         299
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 13 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David Alsip
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       6,072
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       6,072
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,072
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 14 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Cheryl Wakely
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       1,680
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,680
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,680
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 15 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Thomas Bay
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       6,255
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       6,255
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,255
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 16 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Melissa Pierce
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,125
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,125
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,125
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 17 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lesley Pierce
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,000
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,000
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 18 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Amber Pierce
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                       1,000
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,000
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 19 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John A. Holland
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,000
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,000
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 20 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         William H. and Julianne S. Hoegemeyer
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,000
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------                                  ---------------------
CUSIP NO. 159057108                                         PAGE 21 OF 26 PAGES
-----------------------                                   ---------------------

------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         George A. and Ann Hendryx Skipper
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                              (b) [   ]
------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                         [_]
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                       5,000
       SHARES              ----------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH               ----------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH               ----------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
 ------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*     [_]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 159057108                                               Page 22 of 26

Item 1.  SECURITY AND ISSUER.

         This Schedule 13D (this "Filing") relates to the common stock, $1.67 par value (the "Common Stock"), and voting and other contractual rights relating thereto, of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), which has its principal executive offices located at 1010 Manvel Avenue, Chandler, Oklahoma 74834. The purpose of this Filing is to reflect the beneficial ownership of Common Stock of additional members of the group of senior management and key stockholders of the Company who have announced a plan which would result in the Company becoming privately held and to amend certain provisions of previous filings.

Item 2.  IDENTITY AND BACKGROUND.

108.     (a)      Melissa Pierce
         (b)      1010 Manvel, Chandler, Oklahoma 74834
         (c)      Melissa Pierce is a student.
         (d)      Melissa Pierce has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Melissa Pierce has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Melissa Pierce is a citizen of the United States.

109.     (a)      Lesley Pierce
         (b)      1010 Manvel, Chandler, Oklahoma 74834
         (c)      Lesley Pierce is a student.
         (d)      Lesley Pierce has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Lesley Pierce has not, during the last five years, been a
                  party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Lesley Pierce is a citizen of the United States.

110.     (a)      Amber Pierce
         (b)      1010 Manvel, Chandler, Oklahoma 74834
         (c)      Amber Pierce is a student.
         (d)      Amber Pierce has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Amber Pierce has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Amber Pierce is a citizen of the United States.

111.     (a)      John A. Holland
         (b)      2001 East Yandell, El Paso, Texas 79903
         (c)      John A. Holland is retired.
         (d)      John A. Holland has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      John A. Holland has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      John A. Holland is a citizen of the United States.

CUSIP NO. 159057108                                               Page 23 of 26

112.     (a)      William H. and Julianne S. Hoegemeyer
         (b)      1516 Sidney Baker Street, Kerrville, Texas 78028
         (c)      William H. Hoegemeyer is a veterinarian, and Julilanne S.
                  Hoegemeyer is a housewife.
         (d)      William H. nor Julianne S. Hoegemeyer has, during the last five years, been convicted in a criminal proceeding
                  (excluding traffic violations or similar misdemeanors).

         (e) William H. nor Julianne S. Hoegemeyer has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) William H. and Julianne S. Hoegemeyer are citizens of the United States.

113.     (a)      George A. and Ann Hendryx Skipper
         (b)      PO Box 381, Hunt, Texas 78024
         (c)      George A. and Ann Hendryx Skipper are retired.
         (d)      George A. Skipper nor Ann Hendryx Skipper has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      George A. Skipper nor Ann Hendryx Skipper has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      George A. Skipper nor Ann Hendryx Skipper are citizens of the
                  United States.


Item 4.  PURPOSE OF TRANSACTION.

On June 1, 2000, the persons signing this Filing announced a plan which would result in the Company becoming privately held through a reverse stock split. As a result of this plan, the Company's shares of Common Stock would no longer be quoted on Nasdaq and would be eligible for termination or registration pursuant to Section 12(g)(4) of the Securities Act of 1934, as amended.

Furthermore, certain persons signing this Filing have made purchases of shares of the Company's Common Stock in the public market and reserve the right to make additional purchases in the public market in the future.

Other than as set forth in the preceding paragraph, the persons signing this Filing do not have any specific plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present board of directors or management of the Company; any change in the present capitalization or dividend policy of the Company; any other material change in the Company's business or corporate structure; changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of securities of the Company becoming eligible for termination or registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or any action similar to any of those enumerated above; but such persons reserve the right to propose or undertake or participate in any of the foregoing actions in the future.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) The persons signing this Filing beneficially own, along with persons reported in the Schedule 13D/Amendment #1 and Schedule 13D/Amendment #2, 2,027,472 shares of the Company's Common Stock, which represents 61.3% of the outstanding Common Stock of the Company.

CUSIP NO. 159057108                                               Page 24 of 26

                  The percentage calculations are based upon 3,305,408 shares of Common Stock outstanding on November 16, 2000 as confirmed by the Company's management.

         (b) The persons signing this Filing, along with persons reported in the Schedule 13D/Amendment #1 and Schedule 13D/Amendment #2, may be deemed to each have sole voting and dispositive power over 2,027,472 shares of the Company's Common Stock.

         (c)      See Item 4.

         (d)      None.

         (e)      Not applicable.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Each of the persons signing this Filing have signed a power of attorney authorizing W. Brent LaGere to sign any and all necessary filings with the Securities and Exchange Commission in connection with transactions which would result in the Company becoming privately held.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

None.

CUSIP NO. 159057108                                               Page 25 of 26

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

November 17, 2000                                                                            *
                                                              *
                                             -----------------------------------
                                             Bobby Etchison, Individually


                                                              *
                                             -----------------------------------
                                              Willavae Etchison, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Glenn S. Harris, Individually

November 17, 2000                            Glenn S. Harris Trust

                                                              *
                                             -----------------------------------
                                              By: Glenn S. Harris, Trustee

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Shirley J. Spruill McSwain, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             K. R. Price, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Randy Price, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Brenda Schroeder, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Brenda Watson, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Bill Hugueley, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Ernest Pierce, Individually

                                                              *
                                             -----------------------------------
                                             Jan Pierce, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             James A. Merrill, Individually

November 17, 2000
                                                              *
                                             -----------------------------------
                                             David Alsip

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Cheryl Wakely

November 17, 2000
                                                              *
                                             -----------------------------------
                                             Thomas Bay

                                  Page 25 of 26

CUSIP NO. 159057108                                               Page 26 of 26

October 12, 2000                             /s/ Melissa Pierce
                                             -----------------------------------
                                             Melissa Pierce, Individually

October 12, 2000                             /s/ Lesley Pierce
                                             -----------------------------------
                                             Lesley Pierce, Individually

October 12, 2000                             /s/ Amber Pierce
                                             -----------------------------------
                                             Amber Pierce, Individually

September 21, 2000                           /s/ John A. Holland
                                             -----------------------------------
                                             John A. Holland, Individually

September 14, 2000                           /s/ William H. Hoegemeyer
                                             -----------------------------------
                                             William H. Hoegemeyer, Individually

                                             /s/ Julianne S. Hoegemeyer
                                             -----------------------------------
                                             Julianne S. Hoegemeyer, Individually

September 11, 2000                           /s/ George A. Skipper
                                             -----------------------------------
                                             George A. Skipper, Individually

                                             /s/ Ann Hendryx Skipper
                                             -----------------------------------
                                             Ann Hendryx Skipper, Individually


* /s/ W. Brent LaGere
-----------------------------------
W. Brent LaGere as Attorney-in-fact

*Each of these persons have previously signed a power of attorney authorizing
W. Brent LaGere to sign any and all necessary filings with the Securities and Exchange Commission in connection with transactions which would result in the Company becoming privately held. Mr. LaGere has signed this filing on their behalf.

                                  Page 26 of 26